Exhibit 99.1

                                                    For More Information
                                                    Mark Severson, 336.626.8351


                            [LOGO] FNB UNITED CORP.
_________________________________________________________________________
               FNB United Corp. P.O. Box 1328, Asheboro, NC 27204
               150 South Fayetteville Street, Asheboro, NC 27203

               Robert O. Bratton Retires from FNB United Corp.

     October 2, 2007 - Asheboro, NC - FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A., today announced the retirement of Robert O. Bratton, Executive Vice President and Chief Administrative Officer. The retirement was effective as of September 30.

     Bratton joined FNB United last year shortly after its merger with Integrity Financial. He led the finance, information technology, and operations functions in his CAO role. Those duties will be assumed by Chief Financial Officer Mark Severson and Chief Information Officer David Miller, each of whom joined the company earlier this year. Prior to joining FNB United last year, Mr. Bratton served as the CFO of First Charter Corporation for 25 years.

     "Bob has provided tremendous assistance in our transition to a larger banking organization. We thank him for his service and the contributions he has made to our company and wish him well," said Michael C. Miller, President and Chairman.

     "It has been a pleasure working with the team of professionals at FNB United, and I am glad to have been able to help the company over the past year as it prepares to manage its growth," said Bratton.

     FNB United Corp. is the central North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank's subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE (MyYesBank.com) operates 43 offices in 35 communities throughout central, southern and western North Carolina. Opened in 1986, Dover, based in Charlotte, NC, joined FNB United in 2003 and has a retail origination network in nine key growth markets across the state in addition to wholesale operations. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.


Transmitted on Business Wire on October 2, 2007, at 6:30 a.m. EDT.


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